Exhibit 4

Ernst and Young LLP Pacific Centre 700 West Georgia St. P.O. Box 10101 Vancouver, BC V7Y1C7	Tel: +1 604 891 8300 Fax: +1 604 643 5422 ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 40-F of our reports dated February 25, 2015 on the consolidated financial statements of Ritchie Bros. Auctioneers Incorporated as at December 31, 2014 and December 31, 2013 and for the years then ended, and the effectiveness of internal control over financial reporting of Ritchie Bros. Auctioneers Incorporated as of December 31, 2014 and December 31, 2013 filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference of each of the above reports in the Registration Statements (Nos. 333-65533, 333-71577 and 333-188350) on Form S-8 of Ritchie Bros. Auctioneers Incorporated.

Vancouver, Canada February 25, 2015	Chartered Accountants